Exhibit 99.1

Contact: Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Announces Fiscal 2013 Third Quarter Results

•                  Consolidated net sales of $912.1 million, up 2.8%

•                  Same store sales growth of  0.7% vs. growth of 5.2% in 3Q12

•                  Consolidated gross margin of 50.1%

•                  3Q13 net earnings of $72.5 million with earnings per share of $0.42, growth of 13.5%

•                  Repurchased $93.8 million, or 3.1 million shares of stock in 3Q13

DENTON, Texas, August 1, 2013 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced financial results for the fiscal 2013 third quarter.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

“Our fundamental businesses drivers are solid and we remain confident in the long term health of our business” stated Gary Winterhalter, Chairman, President and Chief Executive Officer. “During the third quarter, customer traffic at our BSG and Sally International businesses was healthy; however, store traffic from the non-Beauty Club Card customer in the Sally U.S. stores was soft.  We’ve launched several initiatives specifically to address this customer and remain optimistic that traffic will recover over the next few months.  On a consolidated basis, we improved SG&A leverage by 50 basis points and grew earnings per share by 13.5%.  During the third quarter, we purchased $94 million or 3.1 million shares of our stock. As of the end of June we had $559 million remaining on our current authorization.”

FISCAL 2013 THIRD QUARTER FINANCIAL HIGHLIGHTS

Net Sales:  For the fiscal 2013 third quarter, consolidated net sales were $912.1 million, an increase of 2.8% from the fiscal 2012 third quarter.  The fiscal 2013 third quarter sales increase is primarily attributed to the addition of new stores, which contributed 150 bps of sales growth.  The impact from changes in foreign currency exchange rates in the fiscal 2013 third quarter was not material.  Consolidated same store sales in the fiscal 2013 third quarter grew by 0.7% compared to growth of 5.2% in the fiscal 2012 third quarter.  Same store sales growth was negatively impacted by lower non-Beauty Club Card traffic in the Sally U.S. stores and difficult comparisons against strong growth in certain product categories in the Sally U.S. business.

Gross Profit:  Consolidated gross profit for the fiscal 2013 third quarter was $457.1 million, an increase of 2.9% over gross profit of $444.4 million for the fiscal 2012 third quarter.  Gross profit as a percentage of sales was 50.1%, flat when compared to the fiscal 2012 third quarter.

Selling, General and Administrative Expenses:  For the fiscal 2013 third quarter, consolidated selling, general and administrative (SG&A) expenses, including unallocated corporate expenses and share-based compensation, were $295.7 million, or 32.4% of sales, a 50 basis point improvement from the fiscal 2012 third quarter metric of 32.9% of sales and total SG&A expenses of $291.5 million.  Fiscal 2013 third quarter SG&A expenses increased 1.4% or $4.2 million. This increase is primarily due to expenses associated with the opening of new stores, the Sally Beauty Supply point-of-sale system conversion and the implementation of our International ERP system.

Note: SG&A expenses include unallocated corporate expenses, as detailed in the Company’s segment information on schedule B.

Interest Expense: Interest expense for the fiscal 2013 third quarter was $27.0 million compared to the fiscal 2012 third quarter of $26.9 million.

Provision for Income Taxes:  Income taxes were $43.1 million for the fiscal 2013 third quarter versus $40.1 million in the fiscal 2012 third quarter.  The Company’s effective tax rate in the fiscal 2013 third quarter was 37.3% versus 36.6% in the fiscal 2012 third quarter.

Net Earnings and Diluted Net Earnings per Share (EPS): In the fiscal 2013 third quarter, net earnings were $72.5 million, an increase of 4.3% over fiscal 2012 third quarter GAAP net earnings of $69.5 million.  Diluted earnings per share in the fiscal 2013 third quarter were $0.42, growth of 13.5% when compared to GAAP diluted earnings per share of $0.37 in the fiscal 2012 third quarter.

Adjusted (Non-GAAP) EBITDA(1): Adjusted EBITDA for the fiscal 2013 third quarter was $164.6 million, an increase of 5.7% from $155.7 million in the fiscal 2012 third quarter.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents as of June 30, 2013, were $53.4 million.  The Company ended the fiscal 2013 third quarter with $75.5 million of loans outstanding on its asset-based loan (ABL) revolving credit facility.  The Company’s debt, excluding capital leases, totaled $1.69 billion as of June 30, 2013.

On July 26, 2013, the Company, Sally Holdings and other parties to the ABL facility entered into the Second Amendment to the ABL facility which, among other things, increased the maximum availability to $500.0 million (subject to borrowing base limitations), reduced pricing, relaxed the restrictions regarding the making of Restricted Payments, extended the maturity to July 26, 2018 and improved certain other covenant terms. The remaining terms of the amended ABL facility are substantially the same as those of the ABL facility prior to the Second Amendment.

For the first nine months of fiscal 2013, the Company’s capital expenditures totaled $64.6 million.  Capital expenditures for the fiscal year 2013 are projected to be in the range of $85 million to $90 million, excluding acquisitions.

Working capital (current assets less current liabilities) decreased $183.1 million to $503.5 million at June 30, 2013 compared to $686.5 million at September 30, 2012. The ratio of current assets to current liabilities was 1.99 to 1.00 at June 30, 2013 compared to 2.44 to 1.00 at September 30, 2012.

Inventory as of June 30, 2013 was $780.2 million, an increase of $61.2 million or growth of 8.5% from June 30, 2012 inventory.  This increase is primarily due to additional inventory from net new store openings and new product offerings.

During the three months ended June 30, 2013, the Company repurchased (and subsequently retired) a total of 3.1 million shares of its common stock at an aggregate cost of $93.8 million.  As of June 30, 2013, the

Company has approximately $559.2 million remaining under its $700 million authorization announced on March 5, 2013.

Business Segment Results:

Sally Beauty Supply

Fiscal 2013 Third Quarter Results for Sally Beauty Supply

•                  Sales of $559.2 million, up 1.0% from $553.4 million in the fiscal 2012 third quarter.  Sales growth is attributed to net new store openings and strong performance in the international businesses and was partially offset by a decline in same store sales in the U.S. business.

•                  Same store sales declined by 0.8% compared to growth of 5.2% in the fiscal 2012 third quarter.  Same store sales performance in the fiscal 2013 third quarter was negatively impacted by lower traffic from the U.S. non-Beauty Club Card customers compared to fiscal 2012 third quarter and difficult comparisons against growth in certain categories in the prior year.

•                  Gross margin of 55.6% improved 20 basis points from 55.4% in the fiscal 2012 third quarter.

•                  SG&A as a percent of sales was 32.7% compared to 32.7% in the year ago quarter.

•                  Segment earnings of $117.7 million, flat when compared to $117.6 million in the fiscal 2012 third quarter.

•                  Segment operating margins were 21.0% of sales, a decline of 30 basis points from 21.3% in the fiscal 2012 third quarter.

•                  Net store base increased by 121 over the fiscal 2012 third quarter for a total store count of 3,379.

Sales growth in the fiscal 2013 third quarter is attributed to net new store openings and strong sales growth in the international businesses but was partially offset by a decline in U.S. same store sales. Same store sales growth for the three months ended June 30, 2013 was adversely impacted by lower non-Beauty Club Card traffic in the U.S. and a difficult comparison against strong growth in certain product categories (such as nail care and hair extensions)  in the third quarter of fiscal 2012.  Gross profit margin expansion of 20 basis points resulted from improvement in the international businesses and a shift in product mix and low-cost sourcing initiatives.  Segment operating earnings and margin were negatively impacted by softer sales growth than in the prior year quarter.

Beauty Systems Group

Fiscal 2013 Third Quarter Results for Beauty Systems Group

•                  Sales of $353.0 million, up 5.8% from $333.6 million in the fiscal 2012 third quarter.

•                  Same store sales growth of 4.6% versus growth of 5.3% in the fiscal 2012 third quarter.

•                  Gross margin of 41.5%, a 10 basis point improvement from 41.4% in the fiscal 2012 third quarter.

•                  SG&A as a percent of sales was 24.8% compared to 25.4% in the prior year quarter.

•                  Segment earnings of $52.7 million, up 13.0% from $46.7 million in the fiscal 2012 third quarter.

•                  Segment operating margins increased by 90 basis points to 14.9% of sales from 14.0% in the fiscal 2012 third quarter.

•                  Net store count was 1,223, an increase of 47 stores over the fiscal 2012 third quarter.

•                  Total BSG distributor sales consultants at the end of the fiscal 2013 third quarter were 995 versus 1,110 at the end of the fiscal 2012 third quarter.

Sales growth in the fiscal 2013 third quarter was driven by same store sales growth and net new stores.  Segment operating earnings and margin growth was primarily due to improvement in gross margin and SG&A leverage.

On May 31, 2013, Beauty Systems Group purchased certain assets of Essential Salon Products, Inc. for $15.7 million.  This transaction included the acquisition of twelve Essential Salon stores and store team members, the addition of several direct sales consultants and exclusive distribution rights to prominent professional hair care brands.  Essential Salon stores are located in Massachusetts, Rhode Island, Maine and New Hampshire.

(1)A detailed table reconciling 2013 and 2012 GAAP net earnings to adjusted net earnings, adjusted EPS and adjusted EBITDA is included in Supplemental Schedule C.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing 800-288-8960 (International:  612-332-0107).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  If you are unable to listen in this conference call, the replay will be available at about 12:00 p.m. (Central) August 1, 2013 through August 8, 2013 by dialing 1-800-475-6701 or if international dial 320-365-3844 and reference the conference ID number 298475.  Also, a website replay will be available on investor.sallybeautyholdings.com.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of $3.5 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 4,500 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, France, the Netherlands, Canada, Puerto Rico, Mexico, Ireland, Spain and Germany.  Sally Beauty Supply stores offer more than 6,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 9,800 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, Joico, and Aquage which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; anticipating changes in consumer preferences and buying trends and managing our product lines and inventory; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; the possibility of material interruptions in the supply of products by our manufacturers; products sold by us being found to be defective in labeling or content; compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations; product diversion to mass retailers or other unauthorized resellers; the operational and financial performance of our franchise-based business; the success of our internet and catalogue-based businesses; successfully identifying acquisition candidates and successfully completing desirable acquisitions; integrating acquired businesses in the future; opening and operating new stores profitably; the impact of the health of the economy upon our business; the success of our cost control plans; protecting our intellectual property rights, particularly our trademarks; conducting business outside the United States; disruption in our information technology systems; severe weather, natural disasters or acts of violence or terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our financial reporting system; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; our substantial indebtedness; the possibility that we may incur substantial additional debt in the future; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service our debt and refinancing all or a portion of our indebtedness or obtaining additional financing on favorable terms, if at all; changes in interest rates increasing the cost of servicing our debt; the potential impact on us if the financial institutions we deal with become impaired and the costs and effects of litigation.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our most recent Annual Report on Form 10-K for the year ended September 30, 2012, as filed with the Securities and Exchange Commission.  Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.  We assume no obligation to publicly update or revise any forward-looking statements.

Note Concerning Non-GAAP Measurement Tools

We have provided detailed explanations of our non-GAAP financial measures in our Form 8-K filed this morning, which is available on our website.

Supplemental Schedules

Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Measures Reconciliations	C
Store Count and Same Store Sales	D
Selected Financial Data and Debt	E

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	2013	2012	% CHG	2013	2012	% CHG

Net sales	$912,101	$886,991	2.8%	$2,715,781	$2,641,087	2.8%
Cost of products sold and distribution expenses	455,018	442,612	2.8%	1,369,876	1,338,065	2.4%
Gross profit	457,083	444,379	2.9%	1,345,905	1,303,022	3.3%
Selling, general and administrative expenses (1)	295,719	291,533	1.4%	900,778	873,736	3.1%
Depreciation and amortization	18,798	16,299	15.3%	52,853	47,792	10.6%
Operating earnings	142,566	136,547	4.4%	392,274	381,494	2.8%
Interest expense (2)	27,006	26,925	0.3%	80,510	113,240	-28.9%
Earnings before provision for income taxes	115,560	109,622	5.4%	311,764	268,254	16.2%
Provision for income taxes	43,094	40,135	7.4%	115,426	100,820	14.5%
Net earnings	$72,466	$69,487	4.3%	$196,338	$167,434	17.3%

Earnings per share:
Basic	$0.43	$0.38	13.2%	$1.13	$0.91	24.2%
Diluted	$0.42	$0.37	13.5%	$1.10	$0.88	25.0%

Weighted average shares:
Basic	168,725	182,756		173,528	184,598
Diluted	173,762	188,496		178,278	189,901

			Basis Pt Chg			Basis Pt Chg
Comparison as a % of Net sales
Sally Beauty Supply Segment Gross Profit Margin	55.6%	55.4%	20	54.8%	54.5%	30
BSG Segment Gross Profit Margin	41.5%	41.4%	10	41.1%	40.9%	20
Consolidated Gross Profit Margin	50.1%	50.1%	0	49.6%	49.3%	30
Selling, general and administrative expenses	32.4%	32.9%	(50)	33.2%	33.1%	10
Consolidated Operating Profit Margin	15.6%	15.4%	20	14.4%	14.4%	0
Net Earnings Margin	7.9%	7.8%	10	7.2%	6.3%	90

Effective Tax Rate	37.3%	36.6%	70	37.0%	37.6%	(60)

(1)

Selling, general and administrative expenses include share-based compensation of $3.2 million and $2.8 million for the three months ended June 30, 2013 and 2012; and $15.5 million and $13.8 million for the nine months ended June 30, 2013 and 2012, respectively.

(2)

For the three and nine months ended June 30, 2012, interest expense includes $3.2 million in unamortized deferred financing costs expensed in connection with the Company’s repayment in full of a senior term loan. For the nine months ended June 30, 2012, interest expense also includes a loss on extinguishment of debt of $34.6 million in connection with the Company’s redemption of outstanding notes with the proceeds of the Company’s senior notes due 2019.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	2013	2012	% CHG	2013	2012	% CHG
Net sales:
Sally Beauty Supply	$559,150	$553,419	1.0%	$1,673,942	$1,643,749	1.8%
Beauty Systems Group	352,951	333,572	5.8%	1,041,839	997,338	4.5%
Total net sales	$912,101	$886,991	2.8%	$2,715,781	$2,641,087	2.8%

Operating earnings:
Sally Beauty Supply	$117,672	$117,622	0.0%	$329,715	$330,023	-0.1%
Beauty Systems Group	52,734	46,667	13.0%	151,307	135,590	11.6%
Segment operating earnings	$170,406	$164,289	3.7%	$481,022	$465,613	3.3%

Unallocated corporate expenses (1)	(24,650)	(24,917)	-1.1%	(73,245)	(70,318)	4.2%
Share-based compensation	(3,190)	(2,825)	12.9%	(15,503)	(13,801)	12.3%
Interest expense (2)	(27,006)	(26,925)	0.3%	(80,510)	(113,240)	-28.9%
Earnings before provision for income taxes	$115,560	$109,622	5.4%	$311,764	$268,254	16.2%

			Basis Pt Chg			Basis Pt Chg
Segment operating profit margin:
Sally Beauty Supply	21.0%	21.3%	(30)	19.7%	20.1%	(40)
Beauty Systems Group	14.9%	14.0%	90	14.5%	13.6%	90
Consolidated operating profit margin	15.6%	15.4%	20	14.4%	14.4%	0

(1)	Unallocated expenses consist of corporate and shared costs.

(2)

For the three and nine months ended June 30, 2012, interest expense includes $3.2 million in unamortized deferred financing costs expensed in connection with the Company’s repayment in full of a senior term loan. For the nine months ended June 30, 2012, interest expense also includes a loss on extinguishment of debt of $34.6 million in connection with the Company’s redemption of outstanding notes with the proceeds of the Company’s senior notes due 2019.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	2013	2012	% CHG	2013	2012	% CHG
Adjusted EBITDA:
Net earnings (per GAAP)	$72,466	$69,487	4.3%	$196,338	$167,434	17.3%
Add:
Depreciation and amortization	18,798	16,299	15.3%	52,853	47,792	10.6%
Share-based compensation (1)	3,190	2,825	12.9%	15,503	13,801	12.3%
Interest expense (2)(3)	27,006	26,925	0.3%	80,510	113,240	-28.9%
Provision for income taxes	43,094	40,135	7.4%	115,426	100,820	14.5%
Adjusted EBITDA (Non-GAAP)	$164,554	$155,671	5.7%	$460,630	$443,087	4.0%

Net earnings (per GAAP)	$72,466	$69,487		$196,338	$167,434
Add (Less):
Loss on extinguishment of debt (2)	—	3,231		—	37,789
Interest expense on redeemed debt (3)	—	—		—	5,149
Amortization of deferred financing costs	—	—		—	229
Tax provision for the adjustments to net earnings (4)	—	(1,163)		—	(15,540)
Adjusted net earnings, excluding non-recurring items (Non-GAAP)	$72,466	$71,555	1.3%	$196,338	$195,061	0.7%

Adjusted earnings per share (Non-GAAP):
Basic	$0.43	$0.39	10.3%	$1.13	$1.06	6.6%
Diluted	$0.42	$0.38	10.5%	$1.10	$1.03	6.8%

Weighted average shares:
Basic	168,725	182,756		173,528	184,598
Diluted	173,762	188,496		178,278	189,901

(1)

Share-based compensation for the nine months ended June 30, 2013 and 2012 includes $5.9 million and $5.3 million, respectively, of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement.

(2)

For the three and nine months ended June 30, 2012, interest expense includes $3.2 million in unamortized deferred financing costs expensed in connection with the Company’s repayment in full of a senior term loan. For the nine months ended June 30, 2012, interest expense also includes a loss on extinguishment of debt of $34.6 million in connection with the Company’s redemption of outstanding notes with the proceeds of the Company’s senior notes due 2019.

(3)

For the nine months ended June 30, 2012, interest expense includes interest on certain notes after November 8, 2011 and until their December 2011 redemption of $5.1 million, as well as interest on the Company’s senior notes due 2019 issued on that date. This pro-forma adjustment assumes that the redemption of such notes occured on November 8, 2011.

(4)	The tax provision for the adjustments to net earnings were calculated using an estimated effective tax rate of 36.0%.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of June 30,
	2013	2012	CHG

Number of retail stores (end of period):
Sally Beauty Supply:
Company-operated stores	3,358	3,234	124
Franchise stores	21	24	(3)
Total Sally Beauty Supply	3,379	3,258	121
Beauty Systems Group:
Company-operated stores	1,063	1,017	46
Franchise stores	160	159	1
Total Beauty System Group	1,223	1,176	47
Total	4,602	4,434	168

BSG distributor sales consultants (end of period) (1)	995	1,110	(115)

	2013	2012	Basis Pt Chg
Third quarter company-operated same store sales growth (decline) (2)
Sally Beauty Supply	-0.8%	5.2%	(600)
Beauty Systems Group	4.6%	5.3%	(70)
Consolidated	0.7%	5.2%	(450)

			Basis Pt Chg
Nine months ended June 30 company-operated same store sales growth (decline) (2)
Sally Beauty Supply	-0.3%	7.5%	(780)
Beauty Systems Group	3.8%	6.3%	(250)
Consolidated	0.9%	7.1%	(620)

(1)	Includes 329 and 403 distributor sales consultants as reported by our franchisees at June 30, 2013 and 2012, respectively.

(2)

For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year. Our same store sales are calculated in constant U.S. dollars and include internet-based sales and the effect of store expansions, if applicable, but do not generally include the sales of stores relocated until 14 months after the relocation. The sales of stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(In thousands)

(Unaudited)

	June 30, 2013	September 30, 2012
Financial condition information (at period end):
Working capital	$503,455	$686,519
Cash and cash equivalents	53,444	240,220
Property and equipment, net	222,355	202,661
Total assets	1,925,847	2,065,800
Total debt, including capital leases	1,690,761	1,617,230
Total stockholders’ (deficit) equity	$(294,383)	$(115,085)

	As of
	June 30, 2013	Interest Rates
Debt position excluding capital leases (at period end):
Revolving ABL facility	$75,500	(i) Prime + 1.25-1.75% or (ii) LIBOR + 2.25-2.75%

Senior notes due 2019	750,000	6.875%

Senior notes due 2022 (1)	858,613	5.750%

Other (2)	1,627	4.93% to 5.79%
Total debt	$1,685,740

Debt maturities, excluding capital leases
Twelve months ending June 30,
2014	$76,734
2015	393
2016-2019	—
Thereafter (1)	1,608,613
Total debt	$1,685,740

(1)

Amount, at June 30, 2013, includes unamortized premium of $8.6 million related to notes in an aggregate principal amount of $150.0 million issued in September 2012. The 5.75% interest rate relates to notes in an aggregate principal amount of $850.0 million.

(2)	Represents pre-acquisition debt of businesses acquired.